Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: December 2005

1)	Beginning of the Month Principal Receivables:	$36,556,269,056.47
2)	Beginning of the Month Finance Charge Receivables:	$655,620,550.63
3)	Beginning of the Month AMF Receivables :	$81,781,490.36
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$37,293,671,097.46

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$37,716,008,215.18
16)	End of the Month Finance Charge Receivables:	$663,423,822.60
17)	End of the Month AMF Receivables	$86,259,856.95
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$38,465,691,894.73

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$32,288,796,166.56

22)	End of the Month Seller Percentage	14.39%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: December 2005

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	387,171	$442,033,093.63
	3)	60 - 89 days delinquent	236,236	$294,001,982.46
	4)	90+ days delinquent	518,077	$668,276,467.24

	5)	Total 30+ days delinquent	1,141,484	$1,404,311,543.33

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.65%

7)	Defaulted Accounts during the Month		159,005	$136,453,282.34

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.48%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS) MONTHLY PERIOD: December 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,811,508,390.84	18.26%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,131,548,626.00	16.77%

	3)	Prior Month Billed Finance Charges and Fees	$460,156,650.83
	4)	Amortized AMF Income	$39,862,910.33
	5)	Interchange Collected	$119,481,946.13
	6)	Recoveries of Charged Off Accounts	$59,712,644.21
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$679,214,151.50	22.30%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: December 2005

1)	Beginning Unamortized AMF Balance			$206,541,740.17
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$40,608,523.67
	4)	- Amortized AMF Income	$39,862,910.33
5)	Ending Unamortized AMF Balance			$207,287,353.51

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables